Exhibit 23.6

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

CONSENT OF DEGOLYER AND MACNAUGHTON

We have issued reports entitled “Report as of December 31, 2022 on Reserves and Revenue of Certain Properties with interests attributable to GRP Energy Capital prepared for Viper Energy Partners LP” and “Report as of December 31, 2021 on Reserves and Revenue of Certain Properties with interests attributable to GRP Energy Capital prepared for Viper Energy Partners LP,” each dated October 25, 2023, presenting our estimates of proved reserves and revenue attributable to certain royalty interests acquired by Viper Energy Partners LP (now known as Viper Energy, Inc.) (“Viper”), from Royalty Asset Holdings, LP, Royalty Asset Holdings II, LP, and Saxum Asset Holdings, LP, prepared as of December 31, 2022, and December 31, 2021 (the “Reserves Reports”), included as Exhibit 99.4 and Exhibit 99.5, respectively, in the Current Report on Form 8-K/A of Viper filed on November 13, 2023, which Reserves Reports are incorporated by reference in this Registration Statement on Form S-3ASR (the “Registration Statement”). As independent petroleum engineers, we hereby consent to (i) the incorporation by reference of the Reserves Reports in the Registration Statement and (ii) the use in the Registration Statement of the information contained in the Reserves Reports. We further consent to the reference to our firm under the heading “Experts” in the Registration Statement.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON

Texas Registered Engineering Firm F-716

Dallas, Texas

September 11, 2024